FL Office 7951 SW 6th St., Suite. 216 Plantation, FL 33324 Tel: 954-424-2345 Fax: 954-424-2230 NC Office 19720 Jetton Road, 3rd Floor Cornelius, NC 28031 Tel: 704-892-8733 Fax: 704-892-6487

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-effective Registration  Statement on Form S-11 Amendment No 1, of our report dated July 30, 2013, relating to the audited consolidated financial statements of CenturyTouch Ltd, Inc. as of June 30, 2012 and 2011, and the related consolidated statements of income, stockholders’ equity, and consolidated cash flows for the years ended June 30, 2012 and 2011, and to the reference to our Firm under the heading "Experts" in the Prospectus.

/s/ Bongiovanni & Associates C.P.A’s
Bongiovanni & Associates C.P.A’s
August 5, 2013